UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Schedule 14C
(Rule 14c-101)
Schedule 14C Information
Information Statement pursuant to Section 14(c) of the
Securities Exchange Act of 1934
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NORTHERN FUNDS

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(NORTHERN FUNDS GRAPHIC)
May [             ], 2008
Dear Northern Multi-Manager Fund Investor:
As you know, we continually monitor and manage the subadvisers in the Multi-Manager Funds. A dedicated team of investment professionals evaluates the subadvisers’ performance, portfolios, organizational structure, team composition, investment process and adherence to investment guidelines on an ongoing basis to ensure that each Fund’s subadvisers maintain an overall investment approach that meets our risk and return objectives. Consistent with this rigorous approach, we have recently made three subadviser changes within certain of the Funds.
As you know, the Northern Multi-Manager International Equity Fund consists of four subadvisers with distinct investment approaches. We recently terminated Oechsle International Advisors, LLC as a subadviser and the Board of the Fund appointed William Blair & Company, LLC as a new subadviser on March 3, 2008. We made this decision in order to better complement the investment styles of the other subadvisers to the Fund.
We have also made a change within the Northern Multi-Manager Mid Cap Fund. The Board of the Fund has appointed Systematic Financial Management, L.P. (“Systematic”) as a new subadviser to the Fund as of June 2, 2008. We believe that adding Systematic as a subadviser will help the Fund to achieve its risk and return objectives.
Finally, we have also made a change to the Northern Multi-Manager Small Cap Fund. We have terminated Goldman Sachs Asset Management, L.P. as a subadviser and the Board of the Fund recently appointed OFI Institutional Asset Management, Inc. as a new subadviser as of June 2, 2008. We made this decision for both performance-related reasons and to improve the investment style profile of the Fund.
Please take a moment to read the enclosed Information Statement that describes the changes discussed above. We are excited about these changes and assure you that we will continue to closely monitor the subadvisers managing these Funds. If you have any questions about your investment in the Northern Multi-Manager Funds, please contact your financial advisor or call 800-595-9111.
Best regards,

Andrew C. Smith, CFA
Chief Investment Officer, NTGA
Not FDIC INSURED       May lose value      No bank guarantee
50 South LaSalle Street, P.O. Box 75986, Chicago, Illinois 60675 p 800/595-9111
w northernfunds.com Northern Funds Distributors, LLC, not affiliated with Northern Trust.

JOINT INFORMATION STATEMENT
NORTHERN FUNDS-MULTI-MANAGER INTERNATIONAL EQUITY FUND, MULTI-MANAGER MID CAP FUND AND MULTI-MANAGER SMALL CAP FUND
     This Joint Information Statement is being provided to the shareholders of the Multi-Manager International Equity Fund (the “International Fund”), the Multi-Manager Mid Cap Fund (the “Mid Cap Fund”) and the Multi-Manager Small Cap Fund (the “Small Cap Fund” and, together with the International Fund and the Mid Cap Fund, the “Funds”), each a series of Northern Funds, a Delaware statutory trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Order”) that the Trust has received from the Securities and Exchange Commission (“SEC”). The Order permits the Trust’s investment advisers to engage or terminate subadvisers, and to enter into and materially amend an existing subadvisory agreement, upon the approval of the Board of Trustees, without obtaining shareholder approval. We are not asking you for a proxy and you are requested NOT to send us a proxy.
     Shareholders of record at the close of business on May [___], 2008 are entitled to receive this Joint Information Statement. This Joint Information Statement is being sent to shareholders of the Funds on or about May 30, 2008.
The Investment Advisers and the Advisory Agreement
     Northern Trust Global Advisors, Inc. (“NTGA”) and Northern Trust Investments, N.A. (“NTI”) (each, an “Investment Adviser” and collectively, the “Investment Advisers”), are each a direct subsidiary of Northern Trust Corporation and The Northern Trust Company, respectively, and serve jointly as the Investment Advisers for the Funds and are responsible for their overall administration. NTGA is located at 300 Atlantic Street, Stamford, CT 06901, and NTI is located at 50 South LaSalle Street, Chicago, IL 60603.
     Under an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, among the Trust and the Investment Advisers, as amended by the Fee Reduction Commitment dated May 9, 2008 (together, the “Advisory Agreement”), subject to the general supervision of the Trust’s Board of Trustees, the Investment Advisers make decisions with respect to, and place orders for, all purchases and sales of portfolio securities for the Funds and also provide certain ancillary services. However, the Advisory Agreement permits the Investment Advisers, subject to approval by the Board of Trustees, to delegate to one or more subadvisers any or all of their portfolio management responsibilities under the Advisory Agreement pursuant to a written agreement with each subadviser, subject to the provisions of the Order. As of the date of this Information Statement, the Investment Advisers have delegated substantially all their portfolio management responsibilities for the Funds to subadvisers, with the exception of cash equitization for all Funds and emerging market investments for the International Fund. The Investment Advisers remain responsible for supervision and oversight of the portfolio management services performed by the subadvisers, including compliance with the Funds’ investment objectives and policies. The Advisory Agreement was approved by the initial sole shareholder of the Funds upon inception.
     As compensation for advisory services and the assumption of related expenses, the Investment Advisers are entitled to an advisory fee, computed daily and payable monthly, at the annual rates of 1.10% of the International Fund’s and Small Cap Fund’s average daily net assets and 0.90% of the Mid Cap Fund’s average daily net assets. Effective July 31, 2008, the advisory fee rates will be reduced for each of the Funds as follows:

Fund	Annual Fee Rate	Average Daily Net Assets
Multi-Manager International Equity Fund	1.10%	First $1 Billion
	1.03%	Next $1 Billion
	0.99%	Over $2 Billion

Multi-Manager Mid Cap Fund	0.90%	First $1 Billion
	0.85%	Next $1 Billion
	0.81%	Over $2 Billion

Multi-Manager Small Cap Fund	1.10%	First $1 Billion
	1.03%	Next $1 Billion
	0.99%	Over $2 Billion
The subadvisers’ fees are paid by the Investment Advisers out of their advisory fee.
William Blair & Company, LLC and the William Blair Agreement
     The William Blair Agreement. At a meeting of the Board of Trustees held on February 15, 2008, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved a new subadvisory agreement (the “William Blair Agreement”) with respect to the International Fund among the Investment Advisers and William Blair & Company, LLC (“William Blair”). This agreement became effective on March 3, 2008. Under the William Blair Agreement, William Blair manages a portion of the International Fund’s assets. The International Fund’s remaining assets are currently allocated among three other subadvisers: Altrinsic Global Advisors, LLC, UBS Global Asset Management (Americas) Inc. and Tradewinds Global Investors, LLC, each of which manages a portion of the International Fund’s assets.
     From June 2006 until February 20, 2008, Oechsle International Advisors, LLC (“Oechsle”) managed a portion of the International Fund’s assets pursuant to a subadvisory agreement dated June 22, 2006 among the Investment Advisers and Oechsle (the “Oechsle Agreement”). The Oechsle Agreement was terminated by the Board of the Fund as of February 20, 2008 upon the recommendation of the Investment Advisers. The Investment Advisers’

recommendation was based on their determination that William Blair’s investment style would better correlate with the styles of the other subadvisers to the Fund and the Fund’s investment objective and strategies. For these reasons, and based on their evaluation of William Blair’s investment advisory operations and capabilities, the Investment Advisers recommended that the Board of Trustees approve the William Blair Agreement.
     The William Blair Agreement provides that William Blair shall, subject to the supervision and oversight of the Investment Advisers, manage the investment and reinvestment of the portion of the International Fund’s assets that the Investment Advisers may allocate to William Blair. The William Blair Agreement provides that generally in selecting brokers or dealers to place orders for transactions (i) on common and preferred stocks, William Blair shall use its best judgment to obtain the best overall terms available, and (ii) William Blair shall attempt to obtain best net price and execution. Generally, in assessing the best overall terms available for any transaction, William Blair is to consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, William Blair may consider the brokerage and research services provided to the International Fund and/or other accounts over which William Blair or an affiliate exercises investment discretion. A broker or dealer providing brokerage and/or research services may receive a higher commission than another broker or dealer would receive for the same transaction.
     On occasions when William Blair deems the purchase or sale of a security to be in the best interests of the International Fund as well as other fiduciary or agency accounts managed by William Blair, the William Blair Agreement provides that William Blair, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the International Fund with those to be sold or purchased for such other accounts in order to obtain the best net price and execution. In such an event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by William Blair in the manner it considers to be most fair and equitable over time to the International Fund and the other accounts involved. In some instances, this procedure may adversely affect the size of the position obtainable for the International Fund or the amount of the securities that are able to be sold for the International Fund. To the extent that the execution and price available from more than one broker or dealer are believed to be comparable, the William Blair Agreement permits William Blair, at its discretion but subject to applicable law, to select the executing broker or dealer on the basis of William Blair’s opinion of the reliability and quality of the broker or dealer.
     The William Blair Agreement provides that William Blair shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties. The William Blair Agreement also provides that each Investment Adviser will indemnify William Blair against certain liabilities and expenses, except that William Blair shall not be indemnified for any liability and expenses that result from

William Blair’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the William Blair Agreement.
     Generally, the William Blair Agreement may be terminated without penalty by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the International Fund, upon 60 days’ written notice, or by the Investment Advisers immediately upon notice to William Blair. The William Blair Agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The William Blair Agreement also may be terminated by William Blair upon 30 days’ written notice and automatically terminates upon termination of the Advisory Agreement.
     As compensation for its services under the William Blair Agreement, William Blair receives fees from the Investment Advisers out of the fees that the International Fund pays to the Investment Advisers under the Advisory Agreement. No additional fees are payable by the International Fund directly to William Blair. For the fiscal year ended March 31, 2008, the International Fund paid advisory fees to the Investment Advisers in the aggregate amount of $14,528,000. The International Fund would have paid the same amount of advisory fees had the William Blair Agreement been in effect during the last fiscal year.
     Information About William Blair. William Blair is located at 222 West Adams Street, Chicago, Illinois and was founded in 1935. As of December 31, 2007, William Blair had assets under management of approximately $49 billion. The William Blair team uses a bottom-up, fundamental approach to selecting stocks, investing in companies that it believes possess a durable business franchise and sustainable competitive advantage.
     Portfolio Manager. W. George Greig is the Portfolio Manager primarily responsible for the day-to-day management of the portion of the Fund managed by William Blair. Mr. Greig has been with William Blair since 1996. Mr. Greig is a partner and leader of the International Team.
     Principal Executive Officer and director. Set forth below in alphabetical order is a list of each executive officer and director of William Blair indicating position(s) held with William Blair and other business, profession, vocation or employment of a substantial nature. The address of each of them is c/o William Blair, 222 West Adams Street, Chicago, Illinois 60606.

	Position(s) Held with	Other Substantial Business, Profession,
Name	William Blair	Vocation or Employment

     Other Advisory Clients. William Blair also acts as investment adviser or subadviser to various other registered investment companies that have similar investment objectives to the International Fund. The table below sets forth certain information with respect to such investment companies.

	Net Assets as of	Annual Rate of Advisory Fees
Name of Fund	[ ], 2008	as a Percentage of Net Assets

See pages 9 to 10 for a discussion of the Board of Trustees’ considerations in approving the William Blair Agreement.
Systematic and the Systematic Agreement
     The Systematic Agreement. At a meeting of the Board of Trustees held on May 9, 2008, the Trustees, including a majority of Independent Trustees, approved a new subadvisory agreement (the “Systematic Agreement”) with respect to the Mid Cap Fund among the Investment Advisers and Systematic Financial Management, L.P. (“Systematic”). This Agreement will be effective on June 2, 2008. Under the Systematic Agreement, Systematic manages a portion of the Mid Cap Fund’s assets. The Mid Cap Fund’s remaining assets are currently allocated among three other subadvisers: LSV Asset Management, TCW Investment Management Company and Geneva Capital Management Ltd., each of which manages a portion of the Mid Cap Fund’s assets. The Investment Advisers determined that the addition of Systematic as a subadviser to the Fund would further diversify the management of the Fund and help the Fund achieve its risk and return objectives.
     The terms and conditions of the Systematic Agreement are substantially the same as the William Blair Agreement except for the subadvisory fees. See pages 3 through 5 for a discussion of these terms. The material terms of the Systematic Agreement are also substantially the same as the terms of the subadvisory agreements with the other subadvisers to the Fund, LSV Asset Management, TCW Investment Management Company and Geneva Capital Management Ltd., except for the subadvisory fees.
     As compensation for its services under the Systematic Agreement, Systematic receives fees from the Investment Advisers out of the fees that the Mid Cap Fund pays to the Investment Advisers under the Advisory Agreement. No additional fees are payable by the Mid Cap Fund directly to Systematic. For the fiscal year ended March 31, 2008, the Mid Cap Fund paid advisory fees to the Investment Advisers in the aggregate amount of $3,701,000. The Mid Cap Fund would have paid the same amount of advisory fees had the Systematic Agreement been in effect during the last fiscal year.
     Information About Systematic. Systematic is located at 300 Frank W. Burr Blvd., Teaneck, NJ 07666. Systematic is a Delaware limited partnership in which Affiliated Managers Group, Inc. is the general partner. As of December 31, 2007, Systematic had assets under management of approximately $9.6 billion. The Systematic team uses a bottom-up, fundamentally based approach to selecting stocks, investing in companies it believes have a combination of attractive valuations and a positive earnings catalyst.

     Portfolio Manager. Ron Mushock is the Portfolio Manager primarily responsible for the day-to-day management of the portion of the Fund managed by Systematic. Mr. Mushock has been with Systematic since 1997 and is a partner in the firm.
     Principal Executive Officer and Principal. Set forth below in alphabetical order is a list of each executive officer and principal of Systematic indicating position(s) held with Systematic and other business, profession, vocation or employment of a substantial nature. The address of each of them is c/o Systematic, 300 Frank W. Burr Blvd., Teaneck, NJ 07666.

	Position(s) Held with	Other Substantial Business, Profession,
Name	Systematic	Vocation or Employment

     Other Advisory Clients. Systematic also acts as investment adviser or subadviser to various other registered investment companies that have similar investment objectives to the Mid Cap Fund. The table below sets forth certain information with respect to such investment companies.

	Net Assets as of	Annual Rate of Advisory Fees
Name of Fund	[ ], 2008	as a Percentage of Net Assets

     See pages 9 to 10 for a discussion of the Board of Trustees’ considerations in approving the Systematic Agreement.
OFI and the OFI Agreement
     The OFI Agreement. At a meeting of the Board of Trustees held on May 9, 2008 the Trustees, including a majority of the Independent Trustees, approved a new subadvisory agreement (the “OFI Agreement”) with respect to the Small Cap Fund among the Investment Advisers and OFI Institutional Asset Management, Inc. (“OFI”). This agreement will be effective on June 2, 2008. Under the OFI Agreement, OFI manages a portion of the Small Cap Fund’s assets. The Small Cap Fund’s remaining assets are currently allocated among three other subadvisers: Copper Rock Capital Partners LLC (“Copper Rock”), Metropolitan West Capital Management, LLC (“Metropolitan West”) and William Blair, each of which manages a portion of the Small Cap Fund’s assets.
     From June 2006 until May 16, 2008, Goldman Sachs Asset Management, L.P. (“Goldman”) managed a portion of the Small Cap Fund’s assets pursuant to a subadvisory agreement dated June 22, 2006 among the Investment Advisers and Goldman (the “Goldman Agreement”). The Goldman Agreement was terminated by the Board of the Fund as of May 16, 2008, upon the recommendation of the Investment Advisers. The Investment Advisers’

recommendation was based on their determination that OFI’s investment style would potentially help the Fund to achieve its performance objectives. For these reasons, and based on their evaluation of OFI’s investment advisory operations and capabilities, the Investment Advisers recommended that the Board of Trustees approve the OFI Agreement.
     The terms and conditions of the OFI Agreement are substantially the same as the William Blair Agreement except for the subadvisory fees. See pages 3 to 5 for a discussion of these terms. The material terms of the OFI Agreement are also substantially the same as the terms of the subadvisory agreements with the other subadvisers to the Fund, Copper Rock, Metropolitan West and William Blair, except for the subadvisory fees.
     As compensation for its services under the OFI Agreement, OFI receives fees from the Investment Advisers out of the fees that the Small Cap Fund pays to the Investment Advisers under the Advisory Agreement. No additional fees are payable by the Small Cap Fund directly to OFI. For the fiscal year ended March 31, 2008, the Small Cap Fund paid advisory fees to the Investment Advisers in the amount of $2,960,000. The Small Cap Fund would have paid the same amount of advisory fees had the OFI Agreement been in effect during the last fiscal year.
     Information About OFI. OFI is a New York corporation located at 2 World Financial Center, New York, NY 10281. Founded in 2001, OFI is a wholly owned subsidiary of OppenheimerFunds, Inc. (“OppenheimerFunds”), which is in turn 100% owned by Oppenheimer Acquisition Corp. (“OAC”). As of December 31, 2007, ownership of OAC was 97.7% by MassMutual Holdings LLC, a holding company owned by Massachusetts Mutual Life Insurance Co. As of December 31, 2007, OFI had assets under management of approximately $12.7 billion. The OFI team uses a quantitative approach to investment management, seeking to neutralize size, style and sector exposures relative to the Russell 2000 Value Index. In that way, the bottom up stock selection is the primary source of alpha.
     Portfolio Manager. David E. Schmidt, Chief Investment Officer of OFI, is the Portfolio Manager primarily responsible for the day-to-day management of the portion of the Fund managed by OFI. Mr. Schmidt joined Trinity Investment Management Corporation (now the Quantitative Equity group of OFI) in 1988 as a System Analyst. After a leave to run a consulting business, he rejoined the firm in 1994 and assumed his current responsibilities.
     Principal Executive Officer and Director. Set forth below in alphabetical order is a list of each executive officer and director of OFI indicating position(s) held with OFI and other business, profession, vocation or employment of a substantial nature. The address of each of them is c/o OFI, 2 World Financial Center, New York, NY 10281.

Other Substantial Business, Profession,
Name	Position(s) Held with OFI	Vocation or Employment

     Other Advisory Clients. OFI also acts as investment adviser or subadviser to various other registered investment companies that have similar investment objectives to the Small Cap Fund. The table below sets forth certain information with respect to such investment companies.

	Net Assets as of	Annual Rate of Advisory Fees
Name of Fund	[ ], 2008	as a Percentage of Net Assets

     Trustees’ Considerations in Approving the William Blair, Systematic and OFI Agreements. The William Blair Agreement was approved by the Board of Trustees of the International Fund on February 15, 2008. The Systematic and OFI Agreements were approved by the Board of Trustees of the Mid Cap and Small Cap Funds, respectively, including all the Independent Trustees, at a meeting held on May 9, 2008. The February and May meetings are referred to collectively below as the “Meetings.” In connection with the Meetings, the Trustees requested and received information and written materials from the Investment Advisers and each subadviser regarding, among other things: (i) the nature and quality of the investment advisory services to be provided by the subadvisers, including the experience and qualifications of the personnel who would be providing such services; (ii) each subadviser’s financial condition, history of operations and ownership structure; (iii) each subadviser’s brokerage and soft dollar practices; (iv) each subadviser’s investment strategies and style of investing; (v) the performance history of each subadviser with respect to accounts or funds managed similarly to the respective Fund; (vi) each subadviser’s compliance policies and procedures (including its code of ethics) and the Investment Advisers’ and the Trust’s Chief Compliance Officer’s evaluation of such policies and procedures; (vii) each subadviser’s anticipated conflicts of interest in managing the respective Fund; and (viii) the terms of each Agreement.
     The Trustees also reviewed the Investment Advisers’ proprietary methodology for allocating assets among the various subadvisers, the proposed allocations to each subadviser, and the mix of subadvisers for each Fund based on their investment styles and strategies, in each case as such factors relate to the employment of the applicable subadviser.
     The Trustees gave weight to various factors but did not identify any single factor as controlling their decision. However, the Trustees relied upon the recommendations and evaluations of the Investment Advisers.
     With respect to the nature, extent and quality of the services to be provided by each subadviser, the Trustees considered the information provided by the Investment Advisers with respect to each subadviser’s qualifications and experience in managing the type of strategies for which each subadviser was being engaged. The Trustees reviewed and considered a separate report from the Investment Advisers’ compliance personnel as well as the Trust’s Chief Compliance Officer with respect to each subadviser’s compliance programs (including its code of ethics). Finally, the Trustees considered each subadviser’s management of potential conflicts of interest that might result from its management of the applicable Fund and other accounts.

     The Trustees also considered and evaluated composite performance information for each subadviser that included accounts managed similarly to the strategies for which it was being engaged, and the Investment Advisers’ favorable evaluation of its performance. The performance information for each subadviser indicated that its performance for the time periods presented for similar investment strategies was substantially ahead of its Lipper peers and benchmark index.
     With respect to the subadvisory fees, the Trustees considered that each subadviser is paid by the Investment Advisers out of their advisory fees and not by the applicable Fund. The Trustees also considered, based on representations of the Investment Advisers, that the Agreements had been negotiated at arm’s length among the Investment Advisers and each subadviser. The Trustees also reviewed and considered information with respect to the profitability of the Investment Advisory Agreement to the Investment Advisers both before and after the engagement of each subadviser. The Trustees also considered information prepared by the Investment Advisers that showed the levels of aggregate subadvisory fee rates as the applicable Fund’s assets increased. Finally, the Trustees also considered the Investment Advisers’ representations that the fees to be paid to each subadviser were reasonable in light of the anticipated quality of services to be performed by them.
     Based on the Trustees’ deliberations and the recommendations of the Investment Advisers, the Trustees concluded that the fees to be paid to each subadviser were reasonable in light of the services provided by each subadviser and that the applicable Agreement should be approved.
Additional Information
     As of December 31, 2007, the Trustees and officers as a group owned beneficially less than 1% of the outstanding shares of the Funds. Additionally, no commissions were paid to affiliated brokers by Northern Funds during the fiscal year ending March 31, 2008.
     Information About Distributor and Co-Administrators. Northern Funds Distributors, LLC, with principal offices at 301 Bellevue Parkway, Wilmington, DE 19809, serves as the Funds’ distributor.
     NTI, located at 50 South LaSalle Street, Chicago, Illinois 60603, and PFPC, Inc, located at 99 High Street, Boston, Massachusetts 02110, act as co-administrators for the Funds.
     Shareholder Reports. The Funds have previously sent their annual report to their shareholders. Shareholders may request, without charge, copies of the Funds’ most recent annual or semiannual shareholder report in writing to Northern Funds, P.O. Box 75986, Chicago, Illinois 60675-5986, by telephone at 1-800-595-9111 or by e-mail at northern-funds@ntrs.com.
     Share Ownership Information. As of [                    ], 2008, the record date for shareholders receiving this Joint Information Statement, the International Fund, Mid Cap Fund and Small Cap Fund had [                    ], [                    ] and [                    ] shares outstanding,

respectively. No persons or entities owned of record or beneficially more than 5% of the shares of the Funds as of [                    ], 2008. For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25 percent of the voting securities of a company is presumed to “control” such company.
     Multiple Shareholders in a Household. If you are a member of a household in which multiple shareholders of your Fund share the same address, and the Fund or your broker or bank (for “street name” accounts) has received consent to household material, then the Fund or your broker or bank may have sent to your household only one copy of this Joint Information Statement (the “Materials”), unless the Fund or your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of the Materials, your Fund will deliver promptly a separate copy of the Materials to you upon written or oral request. To receive a separate copy of the Materials, or if you would like to receive a separate copy of future information statements, proxy statements, prospectuses or annual reports, please contact Northern Funds by calling (800) 595-9111, by mail at Northern Funds, P.O. Box 75986, Chicago, Illinois 60675-5986 or by e-mail at northern-funds@ntrs.com. On the other hand, if you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact Northern Funds at the telephone number or address stated above. If your shares are held in street name, please contact your broker or bank.
     Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board of Trustees holding office has been elected by the shareholders or when the Trustees have received a written request to call a meeting for the purpose of voting on the question of the removal of any Trustee from the holders of record of at least 10% of the outstanding shares). Any shareholders desiring to present a proposal for consideration at the next meeting for shareholders of your Fund must submit the proposal in writing so that it is received by the Fund within a reasonable time before any meeting. These proposals should be sent to the Trust at 50 South LaSalle Street, Chicago, Illinois 60603.